Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-198038, 333-181199, 333-174195, 333-159063, 333-124489, 333-59634, 333-50901, 333-42545, 333-14419 and 033-53353) pertaining to various stock option plans, employee savings plans, employee stock ownership plans, stock grants, Non-Qualified Stock Option Agreement dated October 3, 2011 and Time-Based Restricted Stock Unit Award Agreements dated October 3, 2011 of Rogers Corporation of our report dated February 18, 2015 (except for note 1, as to which the date is February 23, 2016), with respect to the consolidated financial statements and schedule of Rogers Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 21, 2017